VSB Bancorp, Inc.
                         Announces a 4 for 3 Stock Split


Contact Name:
Ralph M. Branca
Executive Vice President
(718) 979-1100


Staten Island, New York January 28, 2004. VSB Bancorp, Inc. (OTCBB: VSBN) announced today a 4 for 3 stock split in the form of a 33 1/3 stock dividend, to be paid on March 8, 2004 to shareholders of record at the close of business on February 17, 2004. Shareholders will receive one additional share of VSB Bancorp, Inc. stock for every three shares held, and cash in lieu of fractional shares based on the average of the high and low trading price on the record date, as adjusted for the split.

Merton Corn, President and CEO of VSB Bancorp, Inc., stated "This is our first stock split since we reorganized into a holding company format in May 2003. We continue to demonstrate our commitment to enhancing shareholder value by issuing this 4 for 3 stock split." Mr. Joseph J. LiBassi, VSB Bancorp, Inc.'s Chairman, stated "Our share price has increased 73% since May 30, 2003. Going back to our original offering price, VSB Bancorp, Inc. stock price has increased by 300% in less than seven years."

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, commenced operations on November 17, 1997. The Bancorp's initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp's total equity has increased to $10.6 million since its inception. The Bank operates four full service locations in Staten Island, the main office in the Oakwood Heights Shopping Center, the second on Forest Avenue, the third on Hyatt Street and the fourth branch on Hylan Boulevard.